                                                                   Exhibit 3-B


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


        Core Materials Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: That pursuant to the unanimous written consent of the Board of Directors of Core Materials Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

        RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first paragraph of the Article numbered "IV" so that, as amended said paragraph of such Article shall be and read as follows:

        "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is thirty million (30,000,000) shares, of which twenty million (20,000,000) shares shall be Common Stock of the par value of one cent ($0.01) each (hereinafter called "Common Stock") and ten million (10,000,000) shares shall be Preferred Stock of the par value of one cent ($0.01) each (hereinafter called "Preferred Stock")."

        FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "VI" so that, as amended said Article shall be and read as follows:

        "SECTION 1. Vote Generally Required. Notwithstanding anything contained herein or in the General Corporation Law of the State of Delaware, the Corporation shall not (a) merge or consolidate with any one or more corporations, joint-stock associations or non-stock corporations (other than in a merger not requiring any vote of stockholders of the Corporation under the General Corporation Law of Delaware), (b) sell, lease or exchange all or substantially all of its property and assets or (c) adopt any plan or proposal for the liquidation or dissolution of the Corporation, unless (1) the Board of Directors shall, at a meeting duly called, adopt a resolution, by the affirmative vote of at least two-thirds (2/3) of the entire Board of Directors, approving such action and (2) such action shall be approved at a meeting by the affirmative vote of the holders of 66 2/3% of the shares of capital stock of the Corporation then outstanding and entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class and, except as expressly provided in this Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Article IV with respect to the Preferred Stock and except as otherwise provided by law, no vote by holders of capital stock of the Corporation other than Voting Stock shall be required to approve such action.

        SECTION 2: Amendment or Repeal. Notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware, the affirmative vote of the holders of record of at least 66 2/3% of the shares of the Voting Stock, voting together as a single class, shall be required to amend, alter or repeal any provision of, or to adopt any provision or provisions inconsistent with, any provision of this Article."

        FURTHER RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing the Article thereof numbered "XIII" so that, as amended said Article shall be and read as follows:

        "The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power; provided that (a) the affirmative vote of the holders of record of at least 66 2/3% of the shares of Voting Stock, voting together as a single class, shall be required to amend, alter, change, or repeal any provision of, or to adopt any provision or provisions inconsistent with Article VI or this subsection (a) of Article XIII of this Certificate of Incorporation; (b) the affirmative vote of the holders of record of at least 80% of the shares of Voting Stock, voting together as a single class, shall be required to amend, alter, change, or repeal any provision of, or adopt any provision or provisions inconsistent with Section 2 of Article IX or this subsection (b) of Article XIII of this Certificate of Incorporation; and (c) the affirmative vote of the holders of record of at least 80% of the shares of Voting Stock present in person or by proxy at a meeting of stockholders, voting together as a single class, shall be required to amend, alter, change, or repeal any provision of, or to adopt any provision or provisions inconsistent with Article XI or this subsection (c) of
        Article XIII of this Certificate of Incorporation, notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of Delaware."

        SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the Stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said Core Materials Corporation has caused this certificate to be signed by Richard R. Conte, its authorized officer, this 31st day of October, 1996.

                                             By: /s/ RICHARD R. CONTE
                                                -----------------------------
                                                Name:  Richard R. Conte
                                                Title: President